Exhibit 4.1

EXECUTION COPY

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

NOTE PURCHASE AGREEMENT

DATED MARCH 25, 2008

$35,000,000 6.07% SERIES A SENIOR NOTES DUE MARCH 25, 2013

$30,000,000 6.28% SERIES B SENIOR NOTES DUE MARCH 25, 2014

$35,000,000 6.49% SERIES C SENIOR NOTES DUE MARCH 25, 2015

i

(continued)

(continued)

(continued)

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Issuers and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.7	—	Governmental Authorizations

Schedule 5.15	—	Existing Indebtedness

Exhibit 1	—	Form of 6.07% Series A Senior Note due March 25, 2013

Exhibit 2	—	Form of 6.28% Series B Senior Note due March 25, 2014

Exhibit 3	—	Form of 6.49% Series C Senior Note due March 25, 2015

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Issuers

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Exhibit 4.12	—	Subsidiary Guaranty

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

$35,000,000 6.07% SERIES A SENIOR NOTES DUE MARCH 25, 2013

$30,000,000 6.28% SERIES B SENIOR NOTES DUE MARCH 25, 2014

$35,000,000 6.49% SERIES C SENIOR NOTES DUE MARCH 25, 2015

March 25, 2008

To Each of The Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

AMEDISYS, INC., a Delaware corporation (as further defined in Schedule A, the “Company”), and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (as further defined in Schedule A, “Holding”; and together with the Company, the “Issuers”) each agrees with each of the purchasers identified in Schedule A attached hereto (each, a “Purchaser” and, collectively, the “Purchasers”) as set forth herein.

1.	AUTHORIZATION OF NOTES.

The Issuers will authorize the issue and sale of (a) $35,000,000 aggregate principal amount of their 6.07% Series A Senior Notes due March 25, 2013 (the “Series A Notes”), (b) $30,000,000 aggregate principal amount of their 6.28% Series B Senior Notes due March 25, 2014 (the “Series B Notes”) and (c) $35,000,000 aggregate principal amount of their 6.49% Series C Senior Notes due March 25, 2015 (the “Series C Notes” and together with the Series A Notes and the Series B Notes, the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the respective forms set out in Exhibits 1, 2, and 3. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Issuers will issue and sell to each Purchaser and each Purchaser will purchase from the Issuers, at the Closing provided for in Section 3, Notes in the respective Series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Bingham McCutchen LLP, One State Street, Hartford, CT 06103, at 10:00 a.m., local time, at a closing (the “Closing”) on March 26, 2008 or on such other Business Day thereafter on or prior to April 28, 2008 as may be agreed upon by the Issuers and the Purchasers. At the Closing the Issuers will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each Series to be so purchased (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Issuers or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuers to account number 1578118901 at JPMorgan Chase Bank, N.A., 451 Florida Street, Suite B-110, Baton Rouge, Louisiana 70801, ABA 021000021; Attn: John Hatchett, Phone (225) 298-8821. If at the Closing the Issuers shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Issuers in this Agreement and of the Original Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

The Issuers shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Issuers nor any of their Subsidiaries shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.1 had such Section applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. The Issuers shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. Each of the Issuers and the Original Subsidiary Guarantors shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which it is a party.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Issuers and the Original Subsidiary Guarantors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Issuers hereby instruct their counsel to deliver such opinion to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Issuers shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Issuers shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Issuers at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of Notes.

4.9.	Changes in Corporate Structure.

Neither Issuer shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Issuers confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11.	Related Transactions.

(a) The Issuers shall have entered into the Credit Agreement and shall have established pursuant thereto a senior unsecured credit facility providing for (a) a $250,000,000 revolving credit facility with a termination date of no earlier than March 25, 2013 and (b) a $150,000,000 term loan due no earlier than March 25, 2013.

(b) Pursuant to and in accordance with the terms of the TLC Stock Purchase Agreement, the Company or one of its Affiliates shall have acquired all of the issued and outstanding shares of Capital Stock of TLC Health Care Services, Inc. and TLC Holdings I Corp. (such transaction, the “TLC Acquisition”). The Issuers shall have delivered to the Purchasers true and correct copies of the fully executed TLC Acquisition Documents (including, without limitation, copies of the opinions (which opinions shall expressly provide that the Purchasers may rely thereon), delivered in connection with the consummation of the TLC Acquisition).

4.12.	Subsidiary Guaranty.

Each Original Subsidiary Guarantor shall have duly executed and delivered to the Purchasers a subsidiary guaranty in the form of Exhibit 4.12 (the “Subsidiary Guaranty”) and the Subsidiary Guaranty shall be in full force and effect.

4.13.	Offeree Letter.

Each of J.P. Morgan Securities, Inc. and UBS Securities LLC shall have delivered to the Issuers, their counsel, such Purchaser and its special counsel an offeree letter, in form and substance satisfactory to such Purchaser, confirming the manner of their offering of the Notes.

4.14.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUERS.

The Issuers represent and warrant to each Purchaser that:

5.1.	Organization; Power and Authority.

The Company is a corporation, and Holding is a limited liability company, each duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and is duly qualified as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Issuer has the organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, Etc.

The execution, delivery and performance by the Issuers of this Agreement and the Notes, and by the Original Subsidiary Guarantors of the Subsidiary Guaranty, have been duly authorized by all necessary organizational action on the part of such Persons. This Agreement constitutes, and upon the execution and delivery thereof each other Financing Document will constitute, a legal, valid and binding obligation of the Issuers and the Original Subsidiary Guarantors, as applicable, enforceable against the Issuers and the Original Subsidiary Guarantors, as applicable, in accordance with its respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Issuers, through their agents, J.P. Morgan Securities, Inc. and UBS Securities LLC, have delivered to each Purchaser a copy of a Private Placement Memorandum, dated February 2008 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Issuers and their Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Issuers in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to March 11, 2008 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business, properties or prospects of either Issuer or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to either Issuer that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of each of the Issuers’ Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by such Issuer and each other Subsidiary, (ii) of each of the Issuers’ Affiliates, other than Subsidiaries, and (iii) of each of the Issuers’ directors and senior officers.

(b) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by an Issuer and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Issuer or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, and in the case of the Original Subsidiary Guarantors, to execute and deliver the Subsidiary Guaranty and to perform the provisions thereof.

(d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to an Issuer or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by each of the Issuers and the Original Subsidiary Guarantors of the Financing Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Issuer or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which either Issuer or any Subsidiary is bound or by which either Issuer or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to either Issuer or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Issuer or any Subsidiary.

5.7.	Governmental Authorizations, Etc.

Except as set forth in Schedule 5.7, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by each of the Issuers and the Original Subsidiary Guarantors of the Financing Documents to which it is a party.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of either Issuer, threatened against or affecting either Issuer or any Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Issuers nor any of their Subsidiaries are in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or are in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Issuers and their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which an Issuer or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Issuers do not know of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of each Issuer and its respective Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of each Issuer and its Subsidiaries that were owned immediately prior to the Closing have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2003.

5.10.	Title to Property; Leases.

The Issuers and their Subsidiaries have good title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by either Issuer or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, Etc.

(a) The Issuers and their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are deemed necessary for the operation of their respective businesses, without known conflict with the rights of others.

(b) To the best knowledge of the Issuers, no product of either Issuer or any of its Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Issuers, there is no Material violation by any Person of any right of either Issuer or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by either Issuer or any of its Subsidiaries.

5.12.	Compliance with ERISA.

(a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Neither the Company nor any ERISA Affiliate has had a complete or partial withdrawal form any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material liability under ERISA and neither the Company nor any ERISA Affiliate would become subject to any material liability under ERISA if the Company or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

(b) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Issuers to each Purchaser in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.	Private Offering by the Issuers.

Neither the Issuers nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than 55 Institutional Investors (as defined in clause (c) of the definition of such term), including the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Issuers nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.

The Issuers will apply the proceeds of the sale of the Notes to pay part of the costs of the TLC Acquisition and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve either Issuer in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Issuers and their Subsidiaries and neither Issuer has any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness; Future Liens

(a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Issuers and their Subsidiaries as of December 31, 2007 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Issuers or their Subsidiaries. Neither Issuer nor any of their Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Issuer or such Subsidiary and no event or condition exists with respect to any Indebtedness of either Issuer or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Issuers nor any of their Subsidiaries have agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c) Neither Issuer nor any of their Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Issuer or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Issuer, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Issuers hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither Issuer nor any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Each Issuer and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17.	Status under Certain Statutes.

Neither the Issuers nor any of their Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18.	Environmental Matters.

(a) Neither Issuer nor any of their Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against either Issuer or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither Issuer nor any of their Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither Issuer nor any of their Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by either Issuer or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Ranking of Obligations.

The Issuers’ obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, to all other unsecured, unsubordinated Indebtedness of the Issuers.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuers are not required to register the Notes.

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Issuers in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in either Issuer and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Issuers in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in either Issuer and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuers in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuers in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

6.3.	Accredited Investor.

Each Purchaser severally represents that it is an “accredited investor”, as defined in Regulation D under the Securities Act.

7.	INFORMATION AS TO THE ISSUERS.

7.1.	Financial and Business Information.

The Issuers shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the reporting requirements of the Exchange Act) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.amedisys.com) and shall have given each Purchaser prior notice, by electronic mail, of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the reporting requirements of the Exchange Act) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in the course of their audit, such accountants have become aware that an Event of Default under Section 11(c) has occurred and is continuing as the result of a breach of Section 10.7, and, if they are aware that such Event of Default then exists, specifying the nature and period of the existence thereof, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (B) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by either Issuer or any Subsidiary of such Issuer to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, in connection with any proposed amendment to its bank documents or any documents governing its public securities, respectively, or if a Default or any Event of Default shall be continuing, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC, provided that the Company shall be deemed to have delivered such of the documents referred to in Section 7.1(c) as may be available on EDGAR and its home page on the worldwide web by making Electronic Delivery thereof;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Issuers are taking or propose to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Issuers or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Issuer or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by either Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of either Issuer or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to either Issuer or any Subsidiary of such Issuer from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of either Issuer or any Subsidiary of such Issuer (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of either Issuer to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance — the information required in order to establish whether the Company was in compliance with the requirements of Section 10.5(n),

Section 10.6 and Section 10.7 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations, in reasonable detail, of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation, in reasonable detail, of the amount, ratio or percentage then in existence);

(b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Issuers and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of either Issuer or any Subsidiary to comply with any Environmental Law if such failure to comply would be a breach of Section 9.1), specifying the nature and period of existence thereof and what action the Issuers shall have taken or propose to take with respect thereto; and

(c) Subsidiary Guarantors — a list of all Subsidiary Guarantors (or a statement that the list of Subsidiary Guarantors most recently delivered pursuant to this Section 7.2 remains unchanged) and a calculation of Subsidiary Debt as a percentage of Consolidated Total Tangible Assets, in each case as of the last day of the fiscal period covered by such financial statements.

7.3.	Visitation.

The Issuers shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to, and during regular business hours of, the Issuers, to visit the principal executive office of the Issuers, to discuss the affairs, finances and accounts of the Issuers and their Subsidiaries with Senior Financial Officers, and (with the consent of the Issuers, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Issuers, which consent will not be unreasonably withheld) to visit, at the expense of such holder, the other offices and properties of the Issuers and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Issuers, to visit and inspect any of the offices or properties of the Issuers or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Issuers authorize said accountants to discuss the affairs, finances and accounts of the Issuers and their Subsidiaries), all at such times and as often as may be requested.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Maturity.

As provided therein, the entire unpaid principal balance of (a) the Series A Notes shall be due and payable on March 25, 2013, (b) the Series B Notes shall be due and payable on March 25, 2014 and (c) the Series C Notes shall be due and payable on March 25, 2015.

8.2.	Optional Prepayments with Make-Whole Amount.

The Issuers may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate original principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Issuers will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Issuers shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (regardless of Series) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Issuers shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuers and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.	Purchase of Notes.

The Issuers will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Issuers will promptly cancel all Notes acquired by them or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.	Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series of Notes.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1. If an Interest Rate Increase Period shall be in effect at the time of any computation of the Make-Whole Amount, “Remaining Scheduled Payments” shall include interest at the rate in effect on the Notes during such period and such period shall be deemed to expire on the last day of the fourth consecutive fiscal quarter after it commenced.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7.	Prepayment in Connection with a Disposition or Capital Stock Issuance.

(a) Notice and Offer. In the event the Net Cash Proceeds of a Disposition are to be used to make an offer (an “Applicable Prepayment Offer”) to prepay Notes pursuant to Section 10.6 of this Agreement (a “Debt Prepayment Transfer”), or in the event that there is a Capital Stock Issuance, the Issuers will give written notice of such Debt Prepayment Transfer or Capital Stock Issuance to each holder of Notes. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of either (x) the Net Cash Proceeds in respect of such Debt Prepayment Transfer, or (y) 50% of the Net Cash Proceeds of such Capital Stock Issuance, on a date specified in such notice (the “Applicable Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Applicable Prepayment Date. If the Applicable Prepayment Date shall not be specified in such notice, the Applicable Prepayment Date shall be the thirtieth (30th) day after the date of such notice.

(b) Acceptance and Payment. To accept such Applicable Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Issuers not later than twenty (20) days after the date of such written notice from the Issuers, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute a rejection of the Applicable Prepayment Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s Ratable Portion of the Net Cash Proceeds in respect of such Debt Prepayment Transfer or of 50% of the Net Cash Proceeds of such Capital Stock Issuance, as the case may be) shall be due and payable on the Applicable Prepayment Date. Such offered prepayment shall be made at one hundred percent (100%) of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Applicable Prepayment Date determined as of the date of such prepayment.

(c) Other Terms. Each offer to prepay the Notes pursuant to this Section 8.7 shall specify (i) the Applicable Prepayment Date, (ii) the Net Cash Proceeds in respect of the applicable Debt Prepayment Transfer or Capital Stock Issuance, as the case may be, (iii) that such offer is being made pursuant to Section 8.7 and Section 10.6 of this Agreement, in the case of a prepayment in respect of a Debt Prepayment Transfer, or Section 8.7 of this Agreement only, in the case of a prepayment in respect of a Capital Stock Issuance, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Applicable Prepayment Date and (vi) in reasonable detail, the nature of the Disposition giving rise to such Debt Prepayment Transfer or the circumstances of such Capital Stock Issuance, as applicable, and certifying that no Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

(d) Capital Stock Issuance. A “Capital Stock Issuance” means the issuance of any Capital Stock that results in the receipt by the Issuers of Net Cash Proceeds at a time when the ratio of Consolidated Total Debt, as of the last day of the fiscal quarter of the Issuers then most recently ended, to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters of the Issuers ending on such last day, is equal to or greater than 2.50 to 1.00; provided, however, that a “Capital Stock Issuance” shall not include the issuance of any Capital Stock issued pursuant to a director or employee option plan or other employee benefit plan.

8.8.	Prepayment in Connection with a Change of Control.

Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 8.8, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as each such term is defined below) in respect thereof and (c) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 60 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the “Response Date”), which specified date shall be a Business Day not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date but without premium. If any holder shall reject such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.8 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

For purposes of this Section 8.8, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

A “Change of Control” means at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Company, or (b) the majority of the seats (other than vacant seats) on the Board of Directors of the Company cease to be occupied by Persons who are Continuing Directors.

9.	AFFIRMATIVE COVENANTS.

The Issuers covenant that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

Without limiting Section 10.4, each Issuer will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

Each Issuer will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts

(including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

Each Issuer will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent either Issuer or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Issuer has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

Each Issuer will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either Issuer or any Subsidiary, provided that neither the Issuers nor any of their Subsidiaries need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Issuer or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Issuer or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Issuer or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, Etc.

Subject to Section 10.2, each Issuer will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.6, each Issuer will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into such Issuer or a Wholly-Owned Subsidiary) and all rights and franchises of each Issuer and its Subsidiaries unless, in the good faith judgment of such Issuer, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Books and Records.

Each Issuer will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Issuer or such Subsidiary, as the case may be.

9.7.	Ranking of Obligations.

Each Issuer will ensure that, at all times, all obligations of the Issuers under the Notes will rank at least pari passu, without preference or priority, with all other unsecured, unsubordinated Indebtedness of the Issuers.

9.8.	Subsidiary Guarantors.

The Issuers shall cause each Significant Subsidiary (each, an “Original Subsidiary Guarantor”) to execute and deliver, on or before Closing, and thereafter shall cause each Subsidiary that becomes an Additional Significant Subsidiary, and any other Subsidiary that becomes a guarantor of Indebtedness outstanding under the Credit Agreement, to execute a Guaranty Joinder Agreement upon becoming an Additional Significant Subsidiary or such guarantor. The Issuers shall cause an original executed counterpart of such Guaranty Joinder Agreement to be delivered to each holder of Notes within 10 days thereafter. Notwithstanding the foregoing, in the event that

(a) any Subsidiary Guarantor is released from its guaranty or other obligations under the Credit Agreement,

(b) no Default or Event of Default exists or would exist immediately after such release,

(c) no claim has been made against such Subsidiary Guarantor under the Subsidiary Guaranty, and

(d) if the lenders under the Credit Agreement (or any of their Affiliates) have been or will be paid a fee or given any other remuneration in connection with the release of such Subsidiary Guarantor from such guaranty or other obligations, each holder of Notes has received, or will receive, as the case may be, such fee or other remuneration at the same time it has been or will be paid to such lenders and in an amount, per dollar of outstanding principal, that is equal to what is or will be paid to such lenders per dollar of credit at risk under the Credit Agreement (for the avoidance of doubt, “credit at risk” to be understood to mean the sum of outstanding principal plus the aggregate face amount of outstanding letters of credit plus, if no default or event of default under the Credit Agreement is then continuing, the aggregate undrawn amount of the Commitments, as such term is defined in the Credit Agreement), the holders of Notes shall, upon written request from the Issuers and at their expense, release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to documents reasonably satisfactory to the Required Holders; provided that if, at any time after any such release, Subsidiary Debt shall exceed 10% of Consolidated Total Tangible Assets (determined as of the then most recently ended fiscal quarter of the Issuers), the Issuers shall cause such number of released Significant Subsidiaries to execute and deliver Guaranty Joinder Agreements to the holders of the Notes, promptly upon (and in any event with 15 days after) their request therefor, as shall be necessary so that, immediately after giving effect thereto, Subsidiary Debt shall not exceed 10% of Consolidated Total Tangible Assets (determined as of the then most recently ended fiscal quarter of the Issuers).

10.	NEGATIVE COVENANTS.

The Issuers covenant that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Issuers or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Issuer’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Issuer or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidation, Etc.

Neither Issuer will, and neither Issuer will permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Issuer or such Subsidiary Guarantor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if such Issuer or such Subsidiary Guarantor, as the case may be, is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption, in form reasonably satisfactory to the Required Holders, of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, or the Subsidiary Guaranty, as applicable, and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion, in form reasonably satisfactory to the Required Holders, of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of either Issuer or any Subsidiary Guarantor shall have the effect of releasing such Issuer or such Subsidiary Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes or the Subsidiary Guaranty, as applicable.

10.3.	Line of Business.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Issuers and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Issuers and their Subsidiaries, taken as a whole, are engaged, or proposed to be engaged, on the date of this Agreement as described in the Memorandum.

10.4.	Terrorism Sanctions Regulations.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

10.5.	Liens.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of such Issuer or Subsidiary, as the case may be, in conformity with GAAP;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) any interest or title of a lessor under any lease entered into by the Issuers or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Issuers or any of their Subsidiaries;

(f) Liens in existence on the date hereof securing Indebtedness referred to in item 2 of Schedule 5.15, provided that no such Lien is spread to cover any additional property after the date of Closing and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of either Issuer or any of their Subsidiaries incurred in a sale-leaseback transaction to finance all or a portion of the Corporate Headquarters, or any expansion thereof or improvements thereto, provided that such Liens do not at any time encumber any property other than the Corporate Headquarters;

(h) Liens securing Indebtedness of such Issuer or Subsidiary, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding, to finance the acquisition of assets, provided that (i) such Liens shall be created (or assumed) substantially simultaneously with the acquisition of such assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) licenses of patents, trademarks and other intellectual property rights granted by such Issuer or Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Issuers or Subsidiary;

(m) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default; and

(n) Liens not otherwise permitted by the foregoing clauses of this Section 10.5 securing Indebtedness of the Issuers or any of their Subsidiaries (other than Indebtedness outstanding under the Credit Agreement), provided that the Indebtedness secured by such Liens does not at any time exceed 10% of Consolidated Total Tangible Assets.

If, notwithstanding the prohibition contained herein, the Issuers shall, or shall permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (n) of this Section 10.5, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this Section 10.5 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 10.5.

10.6.	Sale of Assets.

Except as permitted under Section 10.2, neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, make any Disposition unless:

(a) in the good faith opinion of such Issuer, the Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged and is in the best interest of such Issuer or such Subsidiary; and

(b) immediately after giving effect to the Disposition, no Default or Event of Default would exist; and

(c) immediately after giving effect to the Disposition, the Disposition Value of all property that was the subject of any Disposition (i) occurring in the then current fiscal year of such Issuer would not exceed 10% of Consolidated Total Tangible Assets determined as of the end of the then most recently ended fiscal year of such Issuer or (ii) occurring at any time subsequent to the date of Closing would not exceed 30% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of such Issuer.

A Transfer shall not constitute a Disposition, solely for purposes of the foregoing clause (c), if an amount equal to the Net Cash Proceeds arising from such Transfer has been or will be applied within 365 days before or after the date such Transfer is consummated either to (i) a Property Reinvestment Application or, a Debt Prepayment Application.

10.7.	Financial Covenants.

(a) Total Leverage Ratio. The Issuers will not permit the ratio of Consolidated Total Debt, as of the last day of any fiscal quarter of the Issuers, to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such last day to be greater than the ratio set forth below opposite the period in which such last day falls:

Testing Period	Ratio
Date of Closing through September 30, 2008	3.5 to 1.0
October 1, 2008 through September 30, 2009	3.0 to 1.0
October 1, 2009 and thereafter	2.5 to 1.0

provided, however, that, upon the written request of the Issuers, as of the last day of each of the four consecutive fiscal quarters of the Issuers immediately following a Qualified Acquisition consummated on or after October 1, 2008, the applicable ratio for purposes of this Section 10.7(a) shall be deemed to be 3.5 to 1.0; provided, further, that (i) by written notice delivered to the holders of the Notes by either Issuer on or prior to the last day of any such fiscal quarter, the Issuers may terminate the application of the foregoing proviso as to such Qualified Acquisition (but not any future Qualified Acquisition) effective as of the day before such last day (the shorter of the period ending on the effective date of such notice or the last day of such period of four fiscal quarters being referred to herein as the “Interest Rate Increase Period”) and (ii) no Interest Rate Increase Period may commence subsequent to any prior Interest Rate Increase Period unless no Interest Rate Increase Period was in effect as of the end of at least one fiscal quarter subsequent to the end of such prior Interest Rate Increase Period. For the avoidance of doubt, upon the expiration of an Interest Rate Increase Period, the applicable ratio in the table set forth above shall apply until the commencement of a new Interest Rate Increase Period.

(b) Fixed Charge Coverage Ratio. The Issuers will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Issuers (beginning with the period of four fiscal quarters ending on March 31, 2008) to be less than 1.25 to 1.00.

(c) Pro Forma Calculation.

(i) With respect to any rolling four quarter period during which a Material Asset Sale, a Material Acquisition or, in the Company’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in Section 10.7(a), Consolidated Adjusted EBITDA shall be calculated pro forma (without duplication) on the basis of (x) the historical financial statements of any business so acquired or to be acquired or sold or to be sold and (y) the assumption that the consolidated financial statements of the Company and its Subsidiaries have been reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness (as such interest rates are in effect on the date such Indebtedness is incurred). In addition, in the determination of such Consolidated Adjusted EBITDA the following items shall be added back to Consolidated Net Income for such period, to the extent deducted from revenues in the determination thereof and to the extent such items arise out of events which are directly attributable to such Subject Transaction, are factually supportable and are reasonably expected to result in future cost savings or future revenue enhancement: severance costs, retention costs, consultant expenses, closure of facilities, Legacy Costs and other similar restructuring and non-recurring charges incurred in connection with the Subject Transaction (such other restructuring and non-recurring charges not specifically listed in the preceding phrase to be subject to the approval of the Required Holders); provided, however, that Legacy Costs attributable to a Subject Transaction shall not exceed the amount by which $5,000,000 exceeds the aggregate amount of all Legacy Costs taken into account in any prior period ending at any time after the date hereof.

(ii) With respect to any rolling four quarter period during which a Subject Transaction has occurred, for purposes of determining compliance with the Fixed Charge Coverage Ratio, Consolidated Adjusted EBITDAR for such period shall be calculated, to the extent comprised of Consolidated Adjusted EBITDA, by computing Consolidated Adjusted EBITDA for such period in the manner set forth in the second sentence of Section 10.7(c)(i).

(iii) The failure of the Company to include a Permitted Acquisition in the calculations made pursuant to this Section 10.7 for any four quarter period including the quarter in which such Permitted Acquisition occurred shall not preclude the Company from including such Permitted Acquisition in the calculations for any other four quarter period including the quarter in which such Permitted Acquisition occurred.

(iv) “Legacy Costs” means one-time expenses for the costs of lease or other contract terminations and other similar costs of the type described in Emerging Issues Task Force Issue 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination.”

10.8.	Clauses Restricting Subsidiary Distributions.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary;

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary;

(c) make loans or advances to the Company or any other Subsidiary; or

(d) transfer any of its property or assets to the Company or any other Subsidiary other than restrictions (i) in agreements evidencing purchase money Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

10.9.	Swap Contracts.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Issuers or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Issuers or any Subsidiary.

10.10.	Amendments to Acquisition Documents.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries to:

(a) amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Issuers or any of their Subsidiaries pursuant to the TLC Acquisition Documents such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Issuers, their Subsidiaries or the holders of Notes with respect thereto; or

(b) otherwise amend, supplement or otherwise modify the terms and conditions of the TLC Acquisition Documents or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the date of Closing and (ii) could not reasonably be expected to have a Material Adverse Effect.

10.11.	Restricted Payments.

Neither Issuer will, and neither Issuer will permit any of its Subsidiaries or Affiliates, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom on a pro forma basis after giving effect to such payment), the Company may make Restricted Payments; and

(b)(i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is an Issuer or any of its Subsidiaries and (ii) any such Subsidiary that is not a Wholly-Owned Subsidiary may make distributions to Persons that are not either an

Issuer or a Subsidiary Guarantor, pro rata to such Persons’ ownership of such Subsidiary, and concurrently with the making of distributions to one or more of the Issuers and the Subsidiary Guarantors, for taxes payable by such Persons.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) either Issuer defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) either Issuer defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) either Issuer defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 10.2, Section 10.3, or Sections 10.6 to 10.11, inclusive; or

(d) either Issuer defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) either Issuer receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of either Issuer or by any officer of either Issuer in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) either Issuer or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) either Issuer or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) either Issuer or any Significant Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require either Issuer or any Significant Subsidiary so to purchase or repay such Indebtedness, provided, however, that if the defaults in payment referred to in the foregoing clauses (i) and (iii) are in the nature of a set-off against purchase price adjustments or indemnities, in each case arising from seller financing in connection with Permitted Acquisitions, then the reference to $10,000,000 in each of such clauses shall be deemed to be $20,000,000; or

(g) either Issuer or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or other organizational action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by either Issuer or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Issuer or any of its Significant Subsidiaries, or any such petition shall be filed against either Issuer or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating (net of amounts paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of $10,000,000 are rendered against one or more of the Issuers and their Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any either Issuer or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Holders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either Issuer or any ERISA Affiliate shall, or in the reasonable opinion of the Required Holders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, has had or would reasonably be expected to have a Material Adverse Effect; or

(k) the Subsidiary Guaranty ceases to be in full force and effect as an enforceable instrument as to any Subsidiary Guarantor and, to the extent curable, such cessation is not cured within 30 days of such cessation, or the Issuers or any Subsidiary Guarantor alleges in writing that the Subsidiary Guaranty as to any Person is not enforceable.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Issuers described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Issuers, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuers, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuers acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuers (except as herein specifically provided for) and that the provision for payment of the Make-Whole Amount by the Issuers in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under

Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Issuers, may rescind and annul any such declaration and its consequences if (a) the Issuers have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuers under Section 15, the Issuers will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Issuers shall keep at their principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuers shall not be affected by any notice or knowledge to the contrary. The Issuers shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note to the Issuers at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Issuers shall execute and deliver, at the Issuers’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1, Exhibit 2 or Exhibit 3, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuers may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.	Replacement of Notes.

Upon receipt by the Issuers at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Issuers at their own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Issuers may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuers in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Issuers will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuers in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuers made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuers at their principal executive office or at the place of payment most recently designated by the Issuers pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuers in exchange for a new Note or Notes pursuant to Section 13.2. The Issuers will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Issuers will pay all costs and expenses (including reasonable attorneys’ fees and disbursements of a special counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees and, if reasonably required by the Required Holders, reasonable attorney’s fees and disbursements of local or other counsel (in addition to special counsel), incurred in connection with the insolvency or bankruptcy of any Issuer or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Issuers will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

15.2.	Survival.

The obligations of the Issuers under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuers pursuant to this Agreement shall be deemed representations and warranties of the Issuers under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Issuers and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuers and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Issuers will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Issuers will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Issuers will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuers without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuers and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.	Notes Held by the Issuers, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuers or any of their Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

Except as specifically provided in Section 7.1, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or

(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Issuers in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Issuers in writing, or

(iii) if to the Issuers, to the their address set forth at the beginning hereof to the attention of Chief Financial Officer with a copy to the Vice President - Finance, or at such other address as the Issuers shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Issuers agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Issuers or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Issuers or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Issuer or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by either Issuer or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Issuers (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Issuers in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Issuers embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuers, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Issuers of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

22.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.	Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

22.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Issuer consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Issuer agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Issuers in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

[Remainder of page left intentionally blank. Next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Issuers, whereupon this Agreement shall become a binding agreement between you and the Issuers.

Very truly yours,

AMEDISYS, INC.

By:	/s/ Dale E. Redman
Name:	Dale E. Redman
Title:	Chief Financial Officer

AMEDISYS HOLDING, L.L.C.

By:	/s/ Dale E. Redman
Name:	Dale E. Redman
Title:	Vice President

This Agreement is hereby

accepted and agreed to as

of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Brian N. Thomas
Name:	Brian N. Thomas
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Brian N. Thomas
	Name:	Brian N. Thomas
	Title:	Vice President

[Signature Page to Note Purchase Agreement]

PHYSICIANS MUTUAL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

	By:	Prudential Private Placement Investors, Inc. L.P. (as its General Partner)

	By:	/s/ Brian N. Thomas
	Name:	Brian N. Thomas
	Title:	Vice President

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Ho-Young Lee
Name:	Ho-Young Lee
Title:	Director

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Brian Keating
Name:	Brian Keating
Title:	Managing Director

[Signature Page to Note Purchase Agreement]

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Name in Which Note is Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Series A Senior Note Registration Number; Principal Amount	RA-1; $12,025,000

Series B Senior Note Registration Number; Principal Amount	RB-1; $3,000,000

Payment on Account of Note

Method Account Information

Federal Funds Wire Transfer

JPMorgan Chase Bank

New York, NY

ABA No.: 021-000-021

Account Name: Prudential Managed Portfolio

Account No.: P86188 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “6.07% Series A Senior Notes due 2013/6.28% Series B Senior Notes due 2015, Security No. INV10998,

PPN 02343@ AA8 / 02343@ AB6” and the due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.07% Series A Senior Notes Due March 25, 2013

	PPN:	02343@ AA8

	Description of Security:	6.28% Series B Senior Notes Due March 25, 2014

	PPN:	02343@ AB6

Due date and application (as among principal, make whole and interest) of the payment being made:

Schedule A-1

Address/Fax for Notices Related to Payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Tel: 973-367-3141

Fax: 888-889-3832

Address/Fax for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: Managing Director

Instructions re: Delivery of Notes	Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: William H. Bulmer, Esq.

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ___________________________________ Name: Title: Vice President

Tax Identification Number	22-1211670

Schedule A-2

Purchaser Name	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Name in Which Note is Registered	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Series A Senior Note Registration Number; Principal Amount	RA-2; $5,000,000

Series B Senior Note Registration Number; Principal Amount	RB-2; $5,000,000

Payment on Account of Note

Method Account Information

Federal Funds Wire Transfer

JPMorgan Chase Bank

New York, NY

ABA No.: 021-000-021

Account Name: Privest Plus

Account No.: P86288 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “6.07% Series A Senior Notes due 2013/6.28% Series B Senior Notes due 2015, Security No. INV10998,

PPN 02343@ AA8 / 02343@ AB6” and the due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.07% Series A Senior Notes Due March 25, 2013

	PPN:	02343@ AA8

	Description of Security:	6.28% Series B Senior Notes Due March 25, 2014

	PPN:	02343@ AB6

Due date and application (as among principal, make whole and interest) of the payment being made:

Address/Fax for Notices Related to Payments

The Prudential Insurance Company of America

c/o Investment Operations Group

Gateway Center Two, 10th Floor

100 Mulberry Street

Newark, NJ 07102-4077

Attention: Manager, Billings and Collections

Recipient of telephonic prepayment notices:

Manager, Trade Management Group

Tel: 973-367-3141

Fax: 888-889-3832

Schedule A-3

Address/Fax for All Other Notices	The Prudential Insurance Company of America c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: Managing Director

Instructions re: Delivery of Notes	Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: William H. Bulmer, Esq.

Signature Block	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA By: ___________________________________ Name: Title: Vice President

Tax Identification Number	22-1211670

Schedule A-4

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Name in Which Note is Registered	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Series A Senior Note Registration Number; Principal Amount	RA-3; $1,100,000

Payment on Account of Note

Method Account Information

Funds Wire Transfer

JPMorgan Chase

New York, NY

ABA No. 021000021

Account Name: PRIAC - SA - Health Care Service Corp -Privates

Account Number: P86341 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “6.07% Series A Senior Notes due 2013, Security No. INV10998, PPN 02343@ AA8” and the due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.07% Series A Senior Notes Due March 25, 2013

	PPN:	02343@ AA8

Due date and application (as among principal, make whole and interest) of the payment being made:

Address/Fax for Notices Related to Payments

Prudential Retirement Insurance and Annuity Company

c/o Prudential Investment Management, Inc.

Private Placement Trade Management

PRIAC Administration

Gateway Center Four, 7th Floor

100 Mulberry Street

Newark, NJ 07102

Tel: 973-802-8107

Fax: 888-889-3832

Address/Fax for All Other Notices	Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: Managing Director

Instructions re: Delivery of Notes	Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: William H. Bulmer, Esq.

Schedule A-5

Signature Block	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY By: Prudential Investment Management, Inc., as investment manager By:_______________________ Name: Title: Vice President

Tax Identification Number	06-1050034

Schedule A-6

Purchaser Name	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Name in Which Note is Registered	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Series B Senior Note Registration Number; Principal Amount	RB-3; $12,000,000

Payment on Account of Note

Method Account Information

Funds Wire Transfer

JPMorgan Chase

New York, NY

ABA No. 021000021

Account Name: PRIAC

Account Number: P86329 (please do not include spaces)

Each such wire transfer shall set forth the name of the Company, a reference to “6.28% Series B Senior Notes due 2015, Security No. INV10998, PPN 02343@ AB6” and the due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.28% Series B Senior Notes Due March 25, 2014

	PPN:	02343@ AB6

Due date and application (as among principal, make whole and interest) of the payment being made:

Address/Fax for Notices Related to Payments

Prudential Retirement Insurance and Annuity Company

c/o Prudential Investment Management, Inc.

Private Placement Trade Management

PRIAC Administration

Gateway Center Four, 7th Floor

100 Mulberry Street

Newark, NJ 07102

Tel: 973-802-8107

Fax: 888-889-3832

Address/Fax for All Other Notices	Prudential Retirement Insurance and Annuity Company c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: Managing Director

Instructions re: Delivery of Notes	Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: William H. Bulmer, Esq.

Schedule A-7

Signature Block	PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

	By:	Prudential Investment Management, Inc., as investment manager By:_______________________ Name: Title: Vice President

Tax Identification Number		06-1050034

Schedule A-8

Purchaser Name	PHYSICIANS MUTUAL INSURANCE COMPANY

Name in Which Note is Registered	HOW & CO.

Series A Senior Note Registration Number; Principal Amount	RA-4; $1,875,000

Payment on Account of Note

Method Account Information

Funds Wire Transfer

The Northern Trust Company

Chicago, IL

ABA No.: 071000152

Account Name: Physicians Mutual Insurance Company

Account No.: 26-27099

Each such wire transfer shall set forth the name of the Company, a reference to “6.07% Series A Senior Notes due 2013,

PPN 02343@ AA8” and the due date and application (as among principal, interest, Make-Whole Amount) of the payment being made.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.07% Series A Senior Notes Due March 25, 2013

	PPN:	02343@ AA8

Due date and application (as among principal, make whole and interest) of the payment being made:

Address/Fax for Notices Related to Payments	Physicians Mutual Insurance Company 2600 Dodge Street Omaha, NE 68131 Attn: Jerry Coon Fax: 402-633-1096

Address/Fax for All Other Notices	Prudential Private Placement Investors, L.P. c/o Prudential Capital Group 2200 Ross Avenue, Suite 4200E Dallas, TX 75201 Attn: Managing Director

Schedule A-9

Instructions re: Delivery of Notes

The Northern Trust Company of New York

Harborside Financial Center 10, Suite 1401

3 Second Street

Jersey City, NJ 07311

Attention: Jose Mero & Ruby Vega

Ref: Physicians Mutual Insurance Company-Prudential; Account Number: 26-27099

With a copy to:

Prudential Capital Group

Gateway Center 4

100 Mulberry, 7th Floor

Newark, NJ 07102

Attention: Trade Management, Manager

Telephone: (973) 367-3141

Signature Block	PHYSICIANS MUTUAL INSURANCE COMPANY

	By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

		By:	Prudential Private Placement Investors, Inc. (as its General Partner)

		By:	_______________________
Name:
		Title:	Vice President

Tax Identification Number	47-0270450

Schedule A-10

Purchaser Name	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Name in which to register Note(s)	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Series A Senior Note Registration Number; Principal Amount	RA-5; $15,000,000

Series B Senior Note Registration Number; Principal Amount	RB-4; $10,000,000

Series C Senior Note Registration Number; Principal Amount	RC-1; $15,000,000

Payment on account of Note

Method Account information

Automated Clearing House System

JPMorgan Chase Bank, N.A.

ABA# 021-000-021

Account #: 900-9-000200

Account Name: Teachers Insurance and Annuity Association of America

For further credit to: Account # G07040

Ref: (See “Accompanying information” below)

With contemporaneous advice of payment, setting forth (1) the “Accompanying Information” below; (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) name and address of Bank from which wire transfer was sent, to “Address, Fax # for Notices Related to Payments”, below.

Accompanying information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.07% Series A Senior Notes Due March 25, 2013

	PPN:	02343@ AA8

	Description of Security:	6.28% Series B Senior Notes Due March 25, 2014

	PPN:	02343@ AB6

	Description of Security:	6.49% Series C Senior Notes Due March 25, 2015

	PPN:	02343@ AC4

Due date and application (as among principal, make whole and interest) of the payment being made:

Schedule A-11

Purchaser Name	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
Address / Fax # for notices related to payments

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attn: Securities Accounting Division

Phone: 212-916-4109

Fax: 212-916-6955

With a copy to:

JPMorgan Chase Bank, N.A.

P.O. Box 35308

Newark, NJ 07101

And:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Charlotte, NC 28262

Attn: Fixed Income and Real Estate

Tel: (704) 988-4277 (Marina Mavrakis)

        (704) 988-1000 (General Number)

Fax: (704) 595-0577

Email: mmavraki@tiaa-cref.org

Address / Fax # for all other notices

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Charlotte, NC 28262

Attn: Fixed Income and Real Estate

Tel: (704) 988-4277 (Marina Mavrakis)

        (704) 988-1000 (General Number)

Fax: (704) 595-0577

Email: mmavraki@tiaa-cref.org

Instructions re Delivery of Notes	JPMorgan Chase Bank, N.A. 4 New York Plaza Ground Floor Window New York, NY 10004 For TIAA A/C# G07040

Signature Block	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA By:____________________________ Name: Ho-young Lee Title: Director

Tax identification number	13-1624203

Schedule A-12

Purchaser Name	THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

Name in which to register Note(s)	THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

Second Closing Series B Note registration number(s); principal amount(s)	RC-2; $20,000,000

Payment on account of Note

Method Account Information	Funds Wire Transfer JP Morgan Chase ABA #021000021 Chase/NYC/CTR/BNF A/C 900-9-000200 Reference A/C #G05978, Guardian Life, and “Accompanying Information” below.

Accompanying Information	Name of Company:	AMEDISYS, INC. AMEDISYS HOLDING, L.L.C.

	Description of Security:	6.49% Series C Senior Notes Due March 25, 2015

	PPN:	02343@ AC4

Due date and application (as among principal, make whole and interest) of the payment being made:

Address/Fax for Notices Relating to Payments	The Guardian Life Insurance Company of America 7 Hanover Square New York, NY 10004-2616 Attn: Thomas Donohue Investment Department 20-D FAX # (212) 919-2658/2656

Address/Fax for All Other Notices	The Guardian Life Insurance Company of America 7 Hanover Square New York, NY 10004-2616 Attn: Thomas Donohue Investment Department 20-D FAX # (212) 919-2658/2656

Instructions re: delivery of Notes	JP Morgan Chase 4 New York Plaza – Ground Floor Receive Window New York, NY 10004 Reference A/C #G05978, Guardian Life

Form signature block	THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA By:_______________________________________ Name: Title:

Tax Identification Number	13-5123390

Schedule A-13

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accountants’ Certificate” is defined in Section 7.1(b).

“Additional Significant Subsidiary” means each Subsidiary of either Issuer that becomes a Significant Subsidiary after the Closing.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Issuers, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of either Issuer or any Subsidiary or any Person of which the Issuers and their Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of either Issuer.

“Agreement” is defined in Section 17.3.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49079 (2001), as amended.

“Applicable Prepayment Date” is defined in Section 8.7.

“Applicable Prepayment Offer” is defined in Section 8.7.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required by GAAP concurrently to recognize the acquisition of an asset and the incurrence of a liability.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Schedule B-1

“Capital Stock Issuance” is defined in Section 8.7.

“Change of Control” is defined in Section 8.8.

“Change of Control Notice” is defined in Section 8.8.

“Change of Control Prepayment Date” is defined in Section 8.8.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Amedisys, Inc., a Delaware corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined on a consolidated basis for the Company and its Subsidiaries equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b), to the extent deducted from revenues in the determination of such Consolidated Net Income, Consolidated Interest Expense, provisions for Taxes based on income, total depreciation expense, total amortization expense, Restructuring Charges, and other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding (A) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items to the extent that such accrual or reserve was created in such period and (B) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period).

“Consolidated Adjusted EBITDAR” means, with reference to any period, Consolidated Adjusted EBITDA for such period plus, without duplication, to the extent deducted from revenues in determining Consolidated Net Income for such period, Consolidated Rent, calculated for the Issuers and their Subsidiaries on a consolidated basis in accordance with GAAP for such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company and its Subsidiaries.

Schedule B-2

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases and capitalized interest) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Specified Swap Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid on or before the date of Closing.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Company and its Subsidiaries for such period taken as a single accounting period determined on a consolidated basis in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or its merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (b) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after-tax gains or losses attributable to a Material Asset Sale or returned surplus assets of any pension plan, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary non-cash gains or net extraordinary non-cash losses.

“Consolidated Rent” means, for any period, the rent expensed for the use of improved and unimproved real property on the financial statements of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Total Assets” means all assets of the Issuers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Issuers and their Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Consolidated Total Tangible Assets” means Consolidated Total Assets minus the net book value of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, and organizational expenses.

“Continuing Directors” means the members of the board of directors of the Company on the date of Closing, after giving effect to the TLC Acquisition, and any future member of the board of directors of the Company if such future director’s appointment or nomination for election to the board of directors of the Company is made or recommended, as the case may be, by at least a majority of the then Continuing Directors.

Schedule B-3

“Corporate Headquarters” means that parcel of real property located at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, together with all improvements now or hereafter constructed thereon comprising the principal executive offices of the Company and it Subsidiaries.

“Credit Agreement” means the Credit Agreement, dated as of March 25, 2008. among the Issuers, Fifth Third Bank and Bank of America, N.A, as documentation agents, and certain other agents and lenders party thereto, and any refinancing or replacement thereof.

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Issuers or their Subsidiaries of cash in an amount equal to the Net Cash Proceeds with respect to such Transfer to pay Indebtedness of the Issuers (other than Indebtedness owing to the Issuers, any of their Subsidiaries or any Affiliate and Indebtedness in respect of any revolving credit or similar credit facility providing the Issuers or any of their Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness), provided that in the course of making such application the Issuers shall offer to prepay each outstanding Note in accordance with Section 8.7 in a principal amount which equals the Ratable Portion for such Note. If any holder of a Note fails to accept such offer of prepayment, then, for purposes of the preceding sentence only, the Issuers nevertheless will be deemed to have paid Indebtedness in an amount equal to the Ratable Portion for such Note.

“Debt Prepayment Transfer” is defined in Section 8.7.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, the greater of (a) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (b) 2.0% per annum above the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” means any Transfer except: (a) any (i) Transfer from a Subsidiary to either Issuer or a Wholly-Owned Subsidiary; (ii) Transfer from an Issuer to a Wholly-Owned Subsidiary; and (iii) Transfer from an Issuer to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary, which in either case is for fair market value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials that either Issuer or any of their Subsidiaries has reasonably determined are no longer required in the operation of their respective businesses or are obsolete.

Schedule B-4

“Disposition Value” means, at any time, with respect to any property (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by either Issuer, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Capital Stock of such Subsidiary (assuming, in making such calculations, that all securities convertible into such Capital Stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by either Issuer.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Issuers or any of their Subsidiaries or any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or used by the Issuers or any of their Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with an Issuer under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Documents” means this Agreement, the Notes and the Subsidiary Guaranty.

“Fixed Charge Coverage Ratio” means, for any period of four fiscal quarters of the Issuers, the ratio of (i) Consolidated Adjusted EBITDAR minus Consolidated Capital Expenditures minus Taxes based on income that are paid in cash, in each case for such period, to (ii) scheduled payments of principal on Indebtedness of the Company and its Subsidiaries plus Consolidated Cash Interest Expense plus Consolidated Rent plus Restricted Payments, in each case, for such period; provided however, solely for the purposes of calculating this covenant, the Issuers shall be permitted to exclude an aggregate amount of $20,000,000 of Consolidated Capital Expenditures for expenditures included in such total incurred in connection with the Corporate Headquarters.

“Form 10-K” is defined in Section 7.1(b).

Schedule B-5

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which either Issuer or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of either Issuer or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Joinder Agreement” is defined in the Subsidiary Guaranty.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required

Schedule B-6

or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Issuers pursuant to Section 13.1.

“Holding” means Amedisys Holding, L.L.C., a Louisiana limited liability company or any successor that becomes such in the manner prescribed in Section 10.2.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of the obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person (valued at the Swap Termination Value thereof) in respect of any exchange traded or over the counter Swap Agreements, whether entered into for hedging or speculative purposes.

“INHAM Exemption” is defined in Section 6.2(e).

“Insolvent” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

Schedule B-7

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the original aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Rate Increase Period” is defined in Section 10.7.

“Issuers” is defined in the introductory paragraph of this Agreement.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Legacy Costs” is defined in Section 10.7(c)(iv).

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Issuers and their Subsidiaries taken as a whole.

“Material Acquisition” means (a) any acquisition of property or series of related acquisitions of property that (i) constitutes all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (ii) involves the payment of consideration by the Issuers and their Subsidiaries in excess of $20,000,000 or (b) one or more acquisitions of property, whether or not part of a series of acquisitions of property, consummated within any period of 12 consecutive months, that (i) constitute all or substantially all of an operating unit of a business or constitute all or substantially all of the common stock of a Person and (ii) involve the payment of consideration by the Issuers and their Subsidiaries in excess of $50,000,000 in the aggregate.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Issuers and their Subsidiaries taken as a whole, or (b) the ability of the Issuers to perform their obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Asset Sale” means any Transfer, other than in connection with a Permitted Acquisition, involving the disposition of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) yields gross proceeds to the Issuers and their Subsidiaries in excess of $5,000,000.

Schedule B-8

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Cash Proceeds” means (a) with respect to any Transfer of any property by any Person, an amount equal to the difference of (i) the aggregate amount of consideration received by such Person in respect of such Transfer in the form of cash and cash equivalents (including any such consideration received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Transfer and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), minus (ii) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer and (b) with respect to a Capital Stock Issuance, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Notes” is defined in Section 1.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of either Issuer whose responsibilities extend to the subject matter of such certificate.

“Original Subsidiary Guarantor” is defined in Section 9.8.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means any acquisition by the Issuers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (a) immediately prior to, and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom; (b) the Issuers and their Subsidiaries shall have delivered to the holders of the Notes at least ten Business Days prior to such proposed acquisition, a certificate evidencing on a pro forma basis after giving effect to such acquisition that the ratio set forth in Section 10.7(a) is either (x) less than 2.50 to 1.00 or (y) 25 basis points less than the required level then in effect pursuant to such Section and all acquisitions, including the proposed acquisition, during the preceding four (4) fiscal quarters of the Issuers will not exceed $30,000,000 in the aggregate; and (c) such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer.

Schedule B-9

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by an Issuer or any ERISA Affiliate or with respect to which an Issuer or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property, the satisfaction of each of the following conditions: (a) an amount equal to the Net Cash Proceeds with respect to such Transfer shall have been applied to the acquisition by the Issuers, or any of their Subsidiaries making such Transfer, of property (excluding, for the avoidance of doubt, cash and cash equivalents) that upon such acquisition is unencumbered by any Lien (other than Liens described in subparagraphs (a) through (m), inclusive, of Section 10.5) and that (a) constitutes property that is (x) property classifiable under GAAP as non-current, and (y) to be used in the ordinary course of business of the Issuers and their Subsidiaries, or (b) constitutes equity interests of a Person that shall be, on or prior to the time of such acquisition, a Subsidiary of either Issuer, and that shall invest the proceeds of such acquisition in property of the nature described in the immediately preceding clause (a).

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the introductory paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Acquisition” means any acquisition of either or both the Capital Stock or property of any Person or Person (or any portion thereof), or the last to occur of a series of such acquisitions consummated within a period of six consecutive months, if the aggregate amount of Indebtedness incurred or assumed by one or more of the Issuers and their Subsidiaries to finance the purchase price of such stock and property is at least $100,000,000.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means in respect of any holder of a Note and any Disposition or Capital Stock Issuance, an amount equal to the product of (a) the Net Cash Proceeds being applied to the payment of Indebtedness multiplied by (b) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the sum of the outstanding principal amount of all Notes plus the aggregate principal amount of all Indebtedness outstanding under the Credit Agreement.

Schedule B-10

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBCH Reg. §4043.

“Required Holders” means, at any time, the holders of a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuers or any of their Affiliates).

“Response Date” is defined in Section 8.8.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Issuers with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Issuers or any of their Subsidiaries now or hereafter outstanding.

“Restructuring Charges” means charges for reasonable out-of-pocket legal, due diligence, audit and investment banking fees expensed on or before June 30, 2008 in connection with the negotiation and completion of the transactions contemplated in connection with this Agreement; provided that Restructuring Charges shall be limited to the maximum aggregate amount of $10,000,000.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the principal financial officers, principal accounting officers, treasurer or comptroller of either Issuer.

Schedule B-11

“Series” means any one or more of the series of Notes issued hereunder.

“Series A Notes” is defined in Section 1(a).

“Series B Notes” is defined in Section 1(b).

“Series C Notes” is defined in Section 1(c).

“Significant Subsidiary” means, at any time, (i) each Subsidiary that contributes at least 10% of Consolidated Adjusted EBITDA or 10% of the aggregate net revenues of the Issuers and their Subsidiaries, in each case determined as of the most recently ended fiscal quarter of the Issuers at such time, and (ii) the minimum number of other Subsidiaries, in descending order of their respective contributions to such Consolidated Adjusted EBITDA or aggregate net revenues (whichever contribution shall be greater) so that the aggregate such contributions of the Subsidiaries referred to in the foregoing clause (i) and this clause (ii) is at least 95% of Consolidated Adjusted EBITDA and 95% of the aggregate net revenues of the Issuers and their Subsidiaries, in each case determined as of the most recently ended fiscal quarter of the Issuers at such time.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Source” is defined in Section 6.2.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, or commodity prices entered into by either Issuer or any Subsidiary Guarantor and any Person that is a lender under the Credit Agreement or an Affiliate of any such lender at the time such Swap Agreement is entered into.

“Subject Transaction” is defined in Section 10.7(c)(i).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if 50% or more of the interests in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Debt” means all unsecured Indebtedness of Subsidiaries of the Issuers that are not Subsidiary Guarantors except such Indebtedness owing to either Issuer or any Subsidiary Guarantor.

“Subsidiary Guarantors” means each Original Subsidiary Guarantor and each Additional Significant Subsidiary.

Schedule B-12

“Subsidiary Guaranty” is defined in Section 4.12.

“Subsidiary Stock” means, with respect to any Person, the Capital Stock (or any options or warrants to purchase Capital Stock or other Securities exchangeable for or convertible into Capital Stock) of any Subsidiary of such Person.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuers or any of their Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TLC Acquisition” is defined in Section 4.11(b).

“TLC Acquisition Documents” means collectively, the TLC Stock Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“TLC Stock Purchase Agreement ” means that certain Purchase and Sale Agreement, dated as of the 18th day of February 2008, by and among the Company, Amedisys TLC Acquisition, L.L.C., TLC Health Care Services, Inc. (“TLC”), TLC Holdings I, Corp. (“Holdco”), and the security holders of TLC and Holdco, as sellers, to acquire all of the outstanding shares of TLC and Holdco.

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Cash Proceeds in respect of any Transfer, the Issuers may designate any Transfer as one or more separate Transfers each yielding a separate amount of Net Cash Proceeds. In any such case, the

Schedule B-13

Disposition Value of any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value to all such separate Transfers to each such separate Transfer on a proportionate basis.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Issuers and the Issuers’ other Wholly-Owned Subsidiaries at such time.

Schedule B-14

[Disclosure Schedules 5.3, 5.4 , 5.5, 5.7 and 5.15

intentionally omitted from filing due to immateriality]

EXHIBIT 1

[FORM OF SERIES A NOTE]

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

6.07% SERIES A SENIOR NOTE DUE MARCH 25, 2013

No. RA-[__]	[Date]
$[ ]	PPN: 02343@ AA8

FOR VALUE RECEIVED, the undersigned, AMEDISYS, INC., a corporation organized and existing under the laws of the State of Delaware and AMEDISYS HOLDING, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana (collectively, the “Issuers”) hereby promise to pay to [            ], or registered assigns, the principal sum of [            ] Dollars (or so much thereof as shall not have been prepaid) on March 25, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.07% per annum plus, if an Interest Rate Increase Period shall be in effect, 0.75% per annum, from the date hereof, payable semiannually, on the 25th day of March and September in each year, commencing with the March 25th or September 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate otherwise in effect with respect to this Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Issuers shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 6.07% Series A Senior Notes (herein called the “Notes”), aggregating $35,000,000 in original aggregate principal amount, issued pursuant to the Note Purchase Agreement, dated as of March 25, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Issuers and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in

Exhibit 1-1

writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal, interest and any Make-Whole Amount and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuers and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Very truly yours,

AMEDISYS, INC.

By:
Name:
Title:

AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:

Exhibit 1-2

EXHIBIT 2

[FORM OF SERIES B NOTE]

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

6.28% SERIES B SENIOR NOTE DUE MARCH 25, 2014

No. RB-[ ]	[Date]
$[ ]	PPN: 02343@ AB6

FOR VALUE RECEIVED, the undersigned, AMEDISYS, INC., a corporation organized and existing under the laws of the State of Delaware and AMEDISYS HOLDING, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana (collectively, the “Issuers”) hereby promise to pay to [            ], or registered assigns, the principal sum of [            ] Dollars (or so much thereof as shall not have been prepaid) on March 25, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.28% per annum plus, if an Interest Rate Increase Period shall be in effect, 0.75% per annum, from the date hereof, payable semiannually, on the 25th day of March and September in each year, commencing with the March 25th or September 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate otherwise in effect with respect to this Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Issuers shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 6.28% Series B Senior Notes (herein called the “Notes”), aggregating $30,000,000 in original aggregate principal amount, issued pursuant to the Note Purchase Agreement, dated as of March 25, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Issuers and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in

Exhibit 2-1

writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal, interest and any Make-Whole Amount and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuers and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AMEDISYS, INC.

By:
Name:
Title:

AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:

Exhibit 2-2

EXHIBIT 3

[FORM OF SERIES C NOTE]

AMEDISYS, INC.

AMEDISYS HOLDING, L.L.C.

6.49% SERIES C SENIOR NOTE DUE MARCH 25, 2015

No. RC-[ ]	[Date]
$[ ]	PPN: 02343@ AC4

FOR VALUE RECEIVED, the undersigned, AMEDISYS, INC., a corporation organized and existing under the laws of the State of Delaware and AMEDISYS HOLDING, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana (collectively, the “Issuers”) hereby promise to pay to [            ], or registered assigns, the principal sum of [            ] Dollars (or so much thereof as shall not have been prepaid) on March 25, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.49% per annum plus, if an Interest Rate Increase Period shall be in effect, 0.75% per annum, from the date hereof, payable semiannually, on the 25th day of March and September in each year, commencing with the March 25th or September 25th next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 2% per annum above the rate otherwise in effect with respect to this Note or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Issuers shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of 6.49% Series C Senior Notes (herein called the “Notes”), aggregating $35,000,000 in original aggregate principal amount, issued pursuant to the Note Purchase Agreement, dated as of March 25, 2008 (as from time to time amended, the “Note Purchase Agreement”), among the Issuers and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 3-1

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuers may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal, interest and any Make-Whole Amount and for all other purposes, and the Issuers will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuers and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

AMEDISYS, INC.

By:
Name:
Title:

AMEDISYS HOLDING, L.L.C.

By:
Name:
Title:

Exhibit 3-2

EXHIBIT 4.4(a)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE ISSUERS

March 25, 2008

To the Purchasers party to the

Note Purchase Agreement

referred to below

Re:	Amedisys, Inc.

Amedisys Holding, L.L.C.

Ladies and Gentlemen:

We have acted as counsel to Amedisys, Inc., a Delaware corporation (“Amedisys”) and Amedisys Holding, L.L.C., a Louisiana limited liability company (“Holding”), in connection with the Note Purchase Agreement dated as of March 25, 2008 (the “Agreement”) among Amedisys, Holding and each of you, respectively. This Opinion Letter is delivered to you pursuant to Section 4.4 of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

In connection with this opinion letter, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, or reproduction copies of such corporate agreements, instruments, documents, and records of Amedisys, Holding and their respective Subsidiaries, such certificates of public officials, and such other documents, and (iii) received such certificates and other information from officers and representatives of Amedisys, Holding and their respective Subsidiaries, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following documents:

(a) executed copies of the Agreement (including all exhibits and schedules thereto);

(b) executed copies of the Notes issued by Amedisys and Holding to you today; and

(c) executed copies of the Subsidiary Guaranty.

Exhibit 4.4(a)-1

For purposes of this opinion, we have, with your permission, assumed without independent investigation the following:

(i) the genuineness of all signatures (other than those of Amedisys, Holding or any Original Subsidiary Guarantor), the authenticity of all documents submitted to us as originals, the conformity with the originals or certified copies of all documents submitted to us as conformed or reproduction copies, and the authenticity of the originals of such documents;

(ii) the Agreement has been duly authorized, executed and delivered by, and constitutes legal, valid and binding obligations of, the parties thereto other than Amedisys and Holding; and

(iii) each of the parties (other than Amedisys and Holding) to the Agreement has all requisite power and authority to execute and deliver the Agreement and to perform its respective obligations thereunder.

As to various questions of fact relevant to the opinions expressed herein, none of which have been independently verified by us, we have relied upon, and assumed the accuracy of the factual content of, representations and warranties contained in the Agreement, written information and certificates of public officials, of representatives of Amedisys and Holding, and of others deemed by us to be appropriate. In the course of our representation of Amedisys and Holding, nothing has come to our attention which causes us to believe that we are not justified in relying upon such representations, warranties, written information and certificates.

In basing certain of the opinions expressed below on “our knowledge,” or matters with respect to which we are “aware,” the words “our knowledge” or “aware” signify that, in the course of our representation of Amedisys and Holding as aforesaid, no information has come to our attention that has given us actual knowledge that any such opinions are not accurate or that any of the documents, certificates and information on which we have relied in expressing any such opinions are not true and complete in all material respects. The phrase “our knowledge” and the term “aware” are each limited to the actual knowledge of the lawyers within our firm who have worked on the transactions contemplated by the Agreement.

Based upon the foregoing and subject to the limitations and assumptions heretofore and hereinafter set forth, we are of the opinion that:

1.	Amedisys: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) is licensed, registered, or qualified to do business and in good standing (or the equivalent thereof) as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and where the failure so to qualify might have a Material Adverse Effect, and (c) has full corporate power and authority to own its property and conduct its business substantially as currently conducted by it. Amedisys has full corporate power and authority to enter into and to perform its obligations under the Agreement and the Notes.

2

Holding: (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Louisiana, (b) is licensed, registered, or qualified to do business and in good standing (or the equivalent thereof) as a foreign limited liability

Exhibit 4.4(a)-2

company in each jurisdiction where the nature of its business makes such qualification necessary and where the failure so to qualify might have a Material Adverse Effect, and (c) has full organizational power and authority to own its property and conduct its business substantially as currently conducted by it. Holding has full organizational power and authority to enter into and to perform its obligations under the Agreement and the Notes.

3.	Each Original Subsidiary Guarantor: (a) is duly formed or organized, validly existing and in good standing under the law of the jurisdiction of its formation or organization, (b) is licensed, registered, or qualified to do business and in good standing (or the equivalent thereof) in each jurisdiction where the nature of its business makes such qualification necessary and where the failure so to qualify might have a Material Adverse Effect, and (c) has full organizational power and authority to own its property and conduct its business substantially as currently conducted by it. Each Original Subsidiary Guarantor has full organizational power and authority to enter into and to perform its obligations under the Subsidiary Guaranty.

4.	The execution and delivery by Amedisys and Holding of the Agreement and the Notes and the performance by Amedisys and Holding of their respective obligations under each thereof (a) have been duly authorized by all necessary organizational action by each of Amedisys and Holding, (b) do not (except for filings, registrations, approvals, and consents which have been made or obtained and are valid and subsisting and adequate for their intended purposes) require any filing or registration by either Amedisys or Holding with, or approval or consent of, any Governmental Authority or any stockholder or member, as the case may be, of either Amedisys or Holding, (c) do not and will not conflict with, result in any violation of, or constitute any default under (i) any provision of the Articles of Incorporation or Organization, By-laws or operating agreement, as the case may be, of either Amedisys or Holding, (ii) any present law or governmental regulation applicable to either Amedisys, Holding or their respective properties, or (iii) any material agreement binding upon or applicable to either Amedisys, Holding or their respective properties, or any court decree or order applicable to Amedisys, Holding or their respective properties, the opinion rendered in this subclause (iii) being limited to those agreements, decrees, or orders of which we have knowledge after due inquiry, and (d) will not result in or require the creation or imposition of any Lien (except as expressly contemplated by the Agreement) in or upon any of the properties of either Amedisys or Holding pursuant to the provisions of any agreement binding upon or applicable to either Amedisys or Holding or their respective properties, the opinion rendered in this clause (d) being limited to those agreements of which we have knowledge after due inquiry.

5.

The execution and delivery by each Original Subsidiary Guarantor of the Subsidiary Guaranty and the performance by each Original Subsidiary Guarantor of its obligations thereunder (a) have been duly authorized by all necessary organizational action by each Original Subsidiary Guarantor, (b) do not (except for filings, registrations, approvals, and consents which have been made or obtained and are valid and subsisting and adequate for their intended purposes) require any filing or registration by any Original Subsidiary Guarantor with, or approval or consent of, any Governmental Authority or any stockholder or member, as the case may be, of any Original Subsidiary Guarantor, (c) do not and will

Exhibit 4.4(a)-3

not conflict with, result in any violation of, or constitute any default under (i) any provision of the Articles of Incorporation or Organization, By-laws or operating agreement, as the case may be, of any Original Subsidiary Guarantor, (ii) any present law or governmental regulation applicable to any Original Subsidiary Guarantor or their respective properties, or (iii) any material agreement binding upon or applicable to any Original Subsidiary Guarantor or their respective properties, or any court decree or order applicable to any Original Subsidiary Guarantor or their respective properties, the opinion rendered in this subclause (iii) being limited to those agreements, decrees, or orders of which we have knowledge after due inquiry, and (d) will not result in or require the creation or imposition of any Lien (except as expressly contemplated by the Agreement) in or upon any of the properties of any Original Subsidiary Guarantor pursuant to the provisions of any agreement binding upon or applicable to any Original Subsidiary Guarantor or their respective properties, the opinion rendered in this clause (d) being limited to those agreements of which we have knowledge after due inquiry.

6.	Each of the Agreement and the Notes has been duly executed and delivered by Amedisys and Holding, and each of the Agreement and the Notes constitutes the legal, valid, and binding obligation of Amedisys and Holding enforceable against Amedisys and Holding in accordance with its terms. The Subsidiary Guaranty has been duly executed and delivered by each Original Subsidiary Guarantor, and constitutes the legal, valid, and binding obligation of each Original Subsidiary Guarantor enforceable against each Original Subsidiary Guarantor in accordance with its terms.

7.	To the best of our knowledge, after due inquiry, no litigation, arbitration, or governmental investigation or proceeding against Amedisys, Holding or any of their respective Subsidiaries or to which any of the properties of Amedisys, Holding or any of their respective Subsidiaries is subject is pending or threatened which:

(a)	if adversely determined, might have a Material Adverse Effect[, except as disclosed in Disclosure Schedule to the Agreement]; or

(b)	relates to the Agreements, the Notes, or the Subsidiary Guaranty.

8	The issuance of the Notes and the application of the proceeds thereof in accordance with the Agreement will not violate Section 7 of the Securities Exchange Act of 1934, as amended, or Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

9.	None of Amedisys, Holding or any Original Subsidiary Guarantor is an “investment company” or a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.	It is not necessary, in connection with the execution and delivery of the Notes, to register such Notes under the Securities Act of 1933, as amended, or to qualify an indenture with respect thereto under the Trust Indenture Act of 1939, as amended.

Exhibit 4.4(a)-4

The opinions set forth above are subject to the following qualifications:

A. Except with respect to the opinions expressed in clause (b) of each of paragraphs 1, 2 and 3 above, the opinions expressed herein are limited to the federal laws of the United States of America and the internal laws of the States of New York, Delaware and Louisiana. We express no opinion as to any other laws or regulations or as to any matters of municipal law or the laws of any local agencies within any state, and have assumed, with your approval and without rendering any opinion to such effect, that the laws of any other states which may be applicable in any respect to the matters addressed in these opinions are substantively identical to the laws of the States of New York, Delaware and Louisiana, without regard to conflict of law provisions. Unless otherwise stated, our opinions in this Opinion Letter are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in loan transactions.

B. Our opinions in paragraph 6 above, insofar as they relate to enforceability, are subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, including, without limitation, judicially developed doctrines relevant to any of the foregoing laws.

C. Our opinions in paragraph 6 above, insofar as they relate to enforceability, are subject to the effects of judicial discretion or general equitable principles that may be applied by a court to the exercise of certain rights and remedies whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing.

D. Our opinions in paragraph 6 above, insofar as they relate to enforceability, are subject to the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

E. In rendering the opinions set forth herein, we have assumed that each of the Issuers and the Original Subsidiary Guarantors, individually, and all of them, on a consolidated basis, are not insolvent or unable to meet their debts as they mature on the date hereof, and do not as of such date have unreasonably small capital with which to engage in their respective businesses. We understand that you have satisfied yourselves as to the solvency of the Issuers and the Original Subsidiary Guarantors, their ability to meet their debts as they mature and capital positions as of such date on the basis of, among other things, the financial and other information contained in the financial statements described in Section 5.5 of the Agreement. We express no opinion as to ability of the Issuers to repay or otherwise satisfy the Notes or any other amounts due or to become due under the Agreement, or of the ability of the Issuers or any Original Subsidiary Guarantor to perform any other obligations under any of the Agreement, the Notes or the Subsidiary Guaranty.

F. We express no opinion as to the creation, perfection or priority (and, therefore, no opinion as to the respective rights of any creditor, encumbrancer or other third party as against the rights of the Lenders) of any lien or security interest.

Exhibit 4.4(a)-5

G. We express no opinion as to federal or state tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws and environmental laws (without limiting other laws excluded by customary practice). We also express no opinion as to state securities or “blue sky” laws.

H. We express no opinion as to the effect of the compliance or non-compliance of any Purchaser with any state or federal laws or regulations applicable because of the legal or regulatory status or the nature of the business of any of them or their participation in the Agreement.

I. We have assumed that the Purchasers at all times will act equitably and in good faith in a commercially reasonable manner and in compliance with all applicable laws and regulations. We have assumed that the Agreement, the Notes and the Subsidiary Guaranty will be enforced according to their terms.

J. We express no opinion as to the enforceability of any provision in the Agreement, the Notes or the Subsidiary Guaranty that purports to provide for or effect a confession of judgment on the part of either the Issuers or a Original Subsidiary Guarantor in any amount.

K. We express no opinion as to the validity, binding effect or enforceability of any provision in the Agreement, the Notes or the Subsidiary Guaranty that purports to: (i) impose on, or waive for the benefit of, the Purchasers standards for the care of collateral in their possession other than as permitted by applicable law; (ii) waive, or consent to waiver of, any rights of a debtor or duties owing to it, existing as a matter of law, except to the extent that such debtor may so waive or consent as a matter of law; (iii) permit the unilateral or ex parte appointment of a receiver, (iv) prohibit oral modifications to an agreement, (v) provide advance waivers of claims, defenses, rights granted by law, statutes of limitations, trial by jury, notices in connection with the exercise of remedies, the opportunity for hearing, evidentiary requirements, other procedural rights or the marshalling of assets, (vi) provide that the failure to exercise, or a delay in exercising, a right or remedy will not operate as a waiver of such right or remedy, (vii) appoint a third party as an attorney-in-fact to act on behalf of an Issuer or any Original Subsidiary Guarantor, (viii) consent to, or restrict, jurisdiction, venue, arbitration, remedies or judicial relief; (ix) waive broadly or vaguely stated rights; (x) provide for exclusivity, election or cumulation of rights or remedies; (xi) authorize or validate conclusive or discretionary determinations; (xii) grant setoff rights; (xiii) provide that a guarantor is liable as a primary obligor, and not as a surety; (xiv) provide for the payment of attorneys’ fees where such payment is contrary to law or public policy; (xv) provide for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xvi) provide that the failure to exercise, or a delay in exercising, a right or remedy will not operate as a waiver of a right or remedy, and (xvii) the severability, if invalid, of provisions to the foregoing effect.

L. The opinions expressed herein, except where expressly stated otherwise, are as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Exhibit 4.4(a)-6

M. This Opinion Letter is strictly limited to those matters expressly addressed herein. We express no opinion as to any matter not specifically stated to be and numbered as an opinion.

N. The opinions expressed herein are solely for the benefit of you, direct or indirect transferees of the Notes and Bingham McCutchen LLP, your special counsel, and may not be relied on in any manner or for any purpose by any other person or entity, without our express written consent, which may be granted or withheld in our discretion.

Very truly yours,

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, P.C.

Exhibit 4.4(a)-7

EXHIBIT 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

March 25, 2008

To each of the Purchasers

listed on Annex 1 hereto

Re:	Amedisys, Inc.

$35,000,000 6.07% Series A Senior Notes due March 25, 2013

$30,000,000 6.28% Series B Senior Notes due March 25, 2014

$35,000,000 6.49% Series C Senior Notes due March 25, 2015

Ladies and Gentlemen:

We have acted as special counsel for each of the Purchasers named on Annex 1 hereto (collectively, the “Purchasers”) in connection with that certain Note Purchase Agreement, dated as of March 25, 2008 (the “Note Purchase Agreement”), by and among Amedisys, Inc., a Delaware corporation (the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company (“Holding”; and together with the Company, the “Issuers”) and each of the Purchasers named on Schedule A attached thereto. The Note Purchase Agreement provides, among other things, for the issuance and sale by the Company of (a) $35,000,000 of its 6.07% Series A Senior Notes due March 25, 2013 (the “Series A Notes”), (b) $30,000,000 of its 6.28% Series B Senior Notes due March 25, 2014 (the “Series B Notes”) and (c) $35,000,000 of its 6.49% Series C Senior Notes due March 25, 2015 (the “Series C Notes”). The obligations of the Issuers in respect of the Notes and the Note Purchase Agreement will be guaranteed by certain Subsidiaries of the Company (the “Original Subsidiary Guarantors”). Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Note Purchase Agreement.

This opinion is delivered to you pursuant to Section 4.4(b) of the Note Purchase Agreement. Our representation of the Purchasers has been as special counsel for the purposes stated above.

In connection with this opinion, we have examined originals or copies of the following documents:

(i) the Note Purchase Agreement;

(ii) the Series A Notes, Series B Notes and Series C Notes, dated the date hereof, in the names, in the principal amounts, in the series and with the registration numbers set forth on Schedule A to the Note Purchase Agreement (the “Notes”);

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

(iii) the Subsidiary Guaranty, dated the date hereof (the “Subsidiary Guaranty”), by the Original Subsidiary Guarantors in favor of each of the Purchasers;

(iv) an officer’s certificate on behalf of the Issuers, dated the date hereof and delivered pursuant to Section 4.3(a) of the Note Purchase Agreement, with respect to the matters set forth therein (the “Officer’s Certificate”);

(v) a certificate of the Secretary or Assistant Secretary of the Company (the “Company Secretary’s Certificate”), dated the date hereof, and annexing thereto (among other documents) and certifying as accurate and complete:

(i) copies of the bylaws of the Company (the “Company Bylaws”);

(ii) the incumbency of officers of the Company; and

(iii) copies of corporate resolutions authorizing the Company’s participation in the transactions contemplated by the Financing Documents (as defined below);

(vi) a certificate of the Secretary or Assistant Secretary of Holding (together with the Company Secretary’s Certificate, the “Secretary’s Certificates”), dated the date hereof, and annexing thereto (among other documents) and certifying as accurate and complete:

(i) copies of the operating agreement of Holding (the “Holding Operating Agreement”);

(ii) the incumbency of officers of Holding; and

(iii) copies of corporate resolutions authorizing Holding’s participation in the transactions contemplated by the Financing Documents;

(vii) a copy of the certificate of incorporation or certificate of formation, as applicable, including any amendments thereto, of each Issuer, certified by the Secretary of State of the state of its respective jurisdiction of incorporation (together with the Company Bylaws and the Holding Operating Agreement collectively, the “Governing Documents”);

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

(viii) the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, special counsel for the Issuers and the Original Subsidiary Guarantors, dated the date hereof and delivered to you pursuant to Section 4.4(a) of the Note Purchase Agreement;

(ix) the letter addressed to Bingham McCutchen LLP, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and the Issuers from J.P. Morgan Securities, Inc., dated the dated hereof, describing the manner of the offering of the Notes (the “JP Morgan Offeree Letter”);

(x) the letter addressed to Bingham McCutchen LLP, Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and the Issuers from UBS Securities LLC dated the dated hereof, describing the manner of the offering of the Notes (the “UBS Offeree Letter”; and together with the JP Morgan Offeree Letter, the “Offeree Letters”); and

(xi) a cross receipt evidencing receipt of funds by the Issuers and receipt of the Notes by the Purchasers (the “Cross Receipt”).

The Note Purchase Agreement, the Notes and the Subsidiary Guaranty are sometimes referred to herein, collectively, as the “Financing Documents”. This opinion is based entirely on our review of the documents listed in the preceding paragraph and we have made no other documentary review or investigation for purposes of this opinion. Based on such investigation as we have deemed appropriate, the opinion referred to in clause (viii) above is satisfactory in form and scope to us, and we believe you are justified in relying thereon.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (1) the representations and warranties of each Issuer, each Original Subsidiary Guarantor and the Purchasers set forth in the Note Purchase Agreement and the Subsidiary Guaranty, as applicable, (2) the Secretary’s Certificates and the Officer’s Certificate and (3) the Offeree Letters and we have assumed, without independent inquiry, the accuracy of such representations, warranties, certificates and letters.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form,

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

the legal competence of each individual executing any document and that each Person executing the Financing Documents validly exists, has the power, authority and legal right under its certificate or deed of incorporation, limited liability company agreement, by-laws, articles of association and other governing organizational documents, and under applicable corporate, limited liability company, or other enterprise legislation and other applicable laws, as the case may be, to enter into and perform its obligations under the Financing Documents, and is qualified to do business and is in good standing under the laws of its jurisdiction of incorporation or organization and in each jurisdiction where such qualification is required generally or is necessary in order for such party to enforce its rights under such documents. We have further assumed that such documents have been duly authorized, executed and delivered by each Person executing such documents and, as to Persons other than the Issuers and each Original Subsidiary Guarantor, are binding upon and enforceable against such Persons. In addition, we have relied upon the Offeree Letters without independent investigation.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of New York as applied by courts located in the State of New York without regard to choice of law (except to the extent addressed in paragraph 4 below) and the federal laws of the United States of America (in each case, except for federal and state tax, antitrust, energy, utilities, national security or anti-terrorism laws, treaties and laws relating to international relations, as to which we express no opinion in this letter) and we express no opinion as to the laws of any other jurisdiction. Our opinion in paragraph 2 below is based solely on a review of the Governing Documents and we have not made any analysis of the internal substantive law of the jurisdiction of organization of either Issuer, including statutes, rules or regulations or any interpretations thereof by any court, administrative body, or other government authority, and we express no opinion in paragraph 2 below as to the internal substantive law of either Issuer’s jurisdiction of organization. In addition, we note that the Financing Documents contain provisions stating that they are to be governed by the laws of the State of New York (each, a “Choice of Law Provision”). Except to the extent addressed below in paragraph 4, no opinion is given herein as to any Choice of Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Financing Documents. Except as set forth in paragraph 5 below, we express no opinions as to any securities or “blue sky” laws of any jurisdiction.

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a) We have assumed without any independent investigation (i) that the execution, delivery and performance by each of the parties thereto of the Financing Documents do not and will not conflict with, or result in a breach of, the terms, conditions or provisions of, or result in a violation of, or constitute a default or require any consent (other than such consents as have been duly obtained) under, any organizational document other than the Governing Documents of either Issuer (including, without limitation, applicable corporate charter documents and bylaws), any order, judgment, arbitration award or stipulation, or any agreement, to which either Issuer is a party or is subject or by which any of the properties or assets of any of such parties is bound, and (ii) that the statements by the Issuers regarding delivery and receipt of documents and funds referred to in the Cross Receipt are true and correct.

(b) The enforcement of any obligations of any Person under the Financing Documents or otherwise may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of any Person, whether under the Financing Documents or otherwise.

(c) We express no opinion as to the availability of any specific or equitable relief of any kind.

(d) The enforcement of any of the Purchasers’ rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e) We express no opinion as to the enforceability of any particular provision of any of the Financing Documents relating to or constituting (i) waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process, (ii) waivers of rights to trial by jury or other rights or benefits bestowed by operation of law, (iii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iv) waivers or variations of legal provisions or rights that are not capable of waiver or variation under applicable law, or (v) exculpation or exoneration clauses, clauses relating to rights of indemnity or contribution, and clauses relating to releases or waivers of unmatured claims or rights.

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

(f) We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of each Original Subsidiary Guarantor or any other guarantor, joint obligor, surety, accommodation party, or other secondary obligor.

(g) Our opinion in paragraph 3 below is based solely on a review of generally applicable laws of the State of New York and the United States of America and not on any search with respect to, or review of, any orders, decrees, judgments or other determinations specifically applicable to the Company or any Original Subsidiary Guarantor.

(h) We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1. Each of the Note Purchase Agreement and the Notes constitutes the legal, valid and binding obligation of each Issuer, enforceable against each Issuer in accordance with its respective terms. The Subsidiary Guaranty constitutes the legal, valid and binding obligation of each Original Subsidiary Guarantor, enforceable against it in accordance with its terms.

2. The execution and delivery by each Issuer of the Financing Documents to which it is a party, the issuance and sale of the Notes by the Issuers and the performance by each Issuer of its respective obligations under such Financing Documents to which it is a party, will not constitute a violation of its respective Governing Documents.

3. No consents, approvals or authorizations of Governmental Authorities of the State of New York or the United States of America are required under the laws of the United States of America or the State of New York on behalf of (a) each Issuer or any Original Subsidiary Guarantor in connection with the execution and delivery of each of the Financing Documents to which such Person is a party, and (b) the offer, issuance, sale and delivery of the Notes by the Issuers.

4. The Choice of Law Provisions are enforceable in accordance with New York General Obligations Law section 5-1401, as applied by a New York State court or a federal court sitting in New York and applying New York choice of law principles.

To each of the Purchasers

listed on Annex 1 hereto

Month 25, 2008

5. Under the circumstances contemplated by the Note Purchase Agreement, it is not necessary to register the offer and sale of the Notes or the issuance of the Subsidiary Guaranty to be delivered to the Purchasers today under the Securities Act of 1933, as amended, or to qualify an indenture in respect of the issuance of the Notes under the Trust Indenture Act of 1939, as amended.

This opinion is delivered solely to you and for your benefit in connection with the Financing Documents and may not be relied upon by you for any other purpose or furnished or referred to, or relied upon by any other person or entity (except that future holders of Notes acquired in accordance with the terms of the Financing Documents may rely on this opinion as if it were addressed to them and copies hereof may be delivered to the National Association of Insurance Commissioners or any similar regulatory authority) for any reason without our prior written consent.

Very truly yours,

BINGHAM McCUTCHEN LLP

ANNEX 1

PURCHASERS

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, TX 75201

Prudential Retirement Insurance and Annuity Company

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, TX 75201

Physicians Mutual Insurance Company

c/o Prudential Private Placement Investors, L.P.

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, TX 75201

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Charlotte, NC 28262

The Guardian Life Insurance Company of America

7 Hanover Square

New York, NY 10004-2616

EXHIBIT 4.12

FORM OF SUBSIDIARY GUARANTY

[Intentionally omitted]